As filed with the Securities and Exchange Commission on July 26, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Liquidia Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-1926605
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

419 Davis Drive, Suite 100 Morrisville, North Carolina	27560
(Address of Principal Executive Offices)	(Zip Code)

LIQUIDIA TECHNOLOGIES, INC. STOCK OPTION PLAN

LIQUIDIA TECHNOLOGIES, INC. 2016 EQUITY INCENTIVE PLAN
LIQUIDIA TECHNOLOGIES, INC. 2018 LONG-TERM INCENTIVE PLAN

(Full title of the plans)

Neal F. Fowler Chief Executive Officer Liquidia Technologies, Inc. 419 Davis Drive, Suite 100 Morrisville, North Carolina (919) 328-4400	Andrew P. Gilbert DLA Piper LLP (US) 51 John F. Kennedy Parkway, Suite 120 Short Hills, New Jersey (973) 520-2550
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☒

     If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	1,600,000	(2)	$11.00	(3)	$17,600,000.00	$2,192
Common Stock, $0.001 par value per share	1,032,343	(4)	$8.46	(5)	$8,733,621.78	$1,088
Common Stock, $0.001 par value per share	464,887	(6)	$4.04	(7)	$1,878,143.48	$234
TOTAL	3,097,230				$28,211,765.26	$3,514

(1)           Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers an indeterminate number of shares of common stock, $0.001 par value per share (“Common Stock”), of Liquidia Technologies, Inc. (the “Registrant”) that may be offered or issued by reason of stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of the Registrant.

(2)           Shares of Common Stock reserved for issuance under the Liquidia Technologies, Inc. 2018 Long-Term Incentive Plan (the “2018 Plan”) consist of 1,600,000 shares of Common Stock initially available for grants under the 2018 Plan.

(3)           Estimated in accordance with Rule 457 of the Securities Act solely for purposes of calculating the registration fee, and based on $11.00, the initial public offering price set forth on the cover page of the Registrant’s prospectus dated July 25, 2018 relating to its initial public offering.  Pursuant to the 2018 Plan, the purchase price of the shares of Common Stock reserved for issuance thereunder will be the fair market value of a share of Common Stock as set forth on the cover page for the final prospectus relating to the Registrant’s initial public offering.

(4)           Represents 1,032,343 shares of Common Stock underlying outstanding awards under the Liquidia Technologies, Inc. 2016 Equity Incentive Plan, as amended (the “2016 Plan”), as of the date of this Registration Statement. There are no shares reserved for future awards under the 2016 Plan.

(5)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $8.46, the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards under the 2016 Plan as of the date of this Registration Statement.

(6)           Represents 464,887 shares of Common Stock underlying outstanding awards under the Liquidia Technologies, Inc. Stock Option Plan, as amended (the “2004 Plan”), as of the date of this Registration Statement. There are no shares reserved for future awards under the 2004 Plan.

(7)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $4.04, the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards under the 2004 Plan as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated herein by reference:

(a)                                 The prospectus filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act, on July 26, 2018, relating to the Registration Statement on Form S-1, as amended (File No. 333-225960), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)                                 The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38601), filed by the Registrant with the Commission under Section 12(b) of the Exchange Act on July 23, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

None.

Item 6.   Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation to be in effect upon the closing of its initial public offering provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each to be in effect upon the closing of the Registrant’s initial public offering, provides indemnification for its directors and officers to the fullest extent permitted by the DGCL. The Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant is party to separate indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the Indemnitee and for the reimbursement to the Registrant if it is found that such Indemnitee is not entitled to such indemnification under applicable law and the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1	Form of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-225960)).

4.2	Form of Amended and Restated Bylaws (incorporated by reference to Exhibit 3.6 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-225960)).

4.3

Seventh Amended and Restated Investors’ Rights Agreement, dated as of February 2, 2018, by and among the Registrant, the Investors party thereto and the Common Holders party thereto (incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-225960)).

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of PricewaterhouseCoopers LLP, independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1

Liquidia Technologies, Inc. Stock Option Plan (2004), as amended, and forms of award agreements thereunder (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-225960)).

99.2

Liquidia Technologies, Inc. 2016 Equity Incentive Plan, as amended, and forms of award agreements thereunder (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-225960)).

99.3	Liquidia Technologies, Inc. 2018 Long-Term Incentive Plan, and forms of award agreements thereunder.

Item 9.   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on July 26, 2018.

LIQUIDIA TECHNOLOGIES, INC.

By:	/s/ Neal Fowler
Name:	Neal Fowler
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Neal Fowler and Kevin Gordon his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement on Form S-8 (including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Neal Fowler	Director and Chief Executive Officer	July 26, 2018
Neal Fowler	(Principal Executive Officer)

/s/ Kevin Gordon	President and Chief Financial Officer	July 26, 2018
Kevin Gordon	(Principal Financial Officer)

/s/ Timothy Albury	Senior Vice President, Chief Accounting Officer	July 26, 2018
Timothy Albury	(Principal Accounting Officer)

/s/ Dr. Seth Rudnick	Chairman of the Board of Directors	July 26, 2018
Dr. Seth Rudnick

/s/ Dr. Stephen Bloch	Director	July 26, 2018
Dr. Stephen Bloch

/s/ Edward Mathers	Director	July 26, 2018
Edward Mathers

/s/ Dr. Ralph Snyderman	Director	July 26, 2018
Dr. Ralph Snyderman

/s/ Arthur Kirsch	Director	July 26, 2018
Arthur Kirsch

/s/ Raman Singh	Director	July 26, 2018
Raman Singh

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	Form of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-225960)).

4.2	Form of Amended and Restated Bylaws (incorporated by reference to Exhibit 3.6 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-225960)).

4.3

Seventh Amended and Restated Investors’ Rights Agreement, dated as of February 2, 2018, by and among the Registrant, the Investors party thereto and the Common Holders party thereto (incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-225960)).

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of PricewaterhouseCoopers LLP, independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1

Liquidia Technologies, Inc. Stock Option Plan (2004), as amended, and forms of award agreements thereunder (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-225960)).

99.2

Liquidia Technologies, Inc. 2016 Equity Incentive Plan, as amended, and forms of award agreements thereunder (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-225960)).

99.3	Liquidia Technologies, Inc. 2018 Long-Term Incentive Plan, and forms of award agreements thereunder.